Exhibit 10.34.2

Execution Copy

AMENDMENT TO

DISTRIBUTION AGREEMENT

FOR EUROPE

This Amendment to the Distribution Agreement for Europe (this “Amendment”) is entered into as of April 1, 2006 by and between Talecris Biotherapeutics, Inc. (“Talecris”), Bayer Healthcare LLC (“Bayer”), Bayer Biologicals S.r.l. (“B.Biologicals”) and the Distributors listed in Section 2 below (collectively, the “Distributors”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Original Agreement (as defined below). Talecris, Bayer, B.Biologicals and the Distributors are sometimes referred to herein collectively as the “Parties,” and individually as a “Party.”

WHEREAS, Bayer, Talecris, Talecris Holdings LLC (f/k/a NPS Bio Holdings, LLC), a limited liability company organized under the laws of the state of Delaware, and Talecris Biotherapeutics Holdings Corp., a corporation organized under the laws of the state of Delaware, entered into that certain Amended and Restated Joint Contribution Agreement, dated as of March 30, 2005 (the “Joint Contribution Agreement”), to provide for, among other things, the contribution by Bayer to Talecris of assets of the Plasma Business as described therein;

WHEREAS, The parties entered into that certain Distribution Agreement, dated as of March 31, 2005 (the “Original Agreement”);

WHEREAS, The Parties desire to amend the Original Agreement to extend its term with respect to the Distributors.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                                       Effective Date. This Amendment shall be effective as of April 1, 2006 and the changes made to the Original Agreement agreed to below shall apply beginning on such date. Prior to that date, the terms of the Original Agreement shall continue to govern.

2.                                       Distributors Being Extended. Only the following Distributors in the following countries are being extended and for the period of the Extended Term (defined below) any reference to a “Distributor” under the Original Agreement shall mean only the following:

Bayer Entity	Country

Bayer S.A. - NY.	Belgium
Bayer Hellas AG	Greece
Bayer S.p.A.	Italy
Bayer Norge AS	Norway
Bayer Portugal AS	Portugal
Bayer (Schweiz)	Switzerland
Bayer AB	Sweden
Bayer Public Limited Company	United Kingdom
Bayer Gesellschaft m.b.H.	Austria
Quimicas Farmaceutica Bayer, S.A.	Spain
Bayer Oy	Finland
Bayer Denmark A/S	Denmark
Bayer Vital GmbH	Germany

All of the other entities, if any, that served as Distributors under the Original Agreement shall cease to be Distributors as of the end of the term of the Original Agreement (March 31, 2006).

3.                                       Term.

(a)                                  The term under the Original Agreement shall be extended until March 31, 2007 (the “Term”); provided, however, that Talecris may terminate any Distributor prior to that date upon six (6) months’ prior written notice given in accordance with Section 20.3 of the Original Agreement (the “Distributor Extended Term”); provided further that the termination date given in any such notice may only be the last day of a calendar month. For the avoidance of doubt, each notice of termination will necessarily be contingent on final action of the responsible regulatory authorities. In the event that required transfer of market authorization or other necessary regulatory approvals cannot be secured prior to the end of any Distributor Extended Term, upon the written request of Talecris, Talecris (or its designee) shall become an authorized sub-distributor of Distributor upon Distributor’s approval and consent, which shall not be unreasonably withheld.

4.                                       Volume Requirements. Exhibit B of the Original Agreement is hereby amended and replaced in its entirety with Exhibit A attached hereto, with the amounts reflected thereon to be the “Required Amount” for each Distributor for the Extended Term; provided however, that in the event that Talecris terminates a Distributor prior to March 31, 2007 that Distributor shall have no obligation to purchase its Required Amount of Product for the period from the end of the Distributor Extended Term to March 31, 2007, calculated by multiplying such Required Amount by a fraction, the numerator of which is the number of months remaining in the Term after termination and the denominator of which is twelve (12).

5.                                       Forecasts. The forecasts provided for in Section 2.3(i) of the Original Agreement shall be for rolling forecasts consisting of the number of months remaining in the Distributor Extended Term.

6.                                       Support for Commercial Activities. If Talecris terminates a Distributor prior to March 31, 2007, that Distributor shall provide the level of support required under Section 3(iii) of the Original Agreement for the duration of the Distributor Extended Term.

7.                                       Benchmark Price. Exhibit A of the Original Agreement is hereby amended and replaced in its entirety with Exhibit A attached hereto, with the prices reflected thereon to be the “Benchmark Prices” for each Product in each country beginning April 1, 2006.

8.                                       Actual Distributor Margin Adjustment. If a Distributor is terminated by Talecris prior to March 31, 2007, notwithstanding anything in Section 5.5 to the contrary, for the purposes of the calculations in Section 5.5(ii) of the Original Agreement with respect to that Distributor the provisions of Section 5.5(i) shall not apply and the Actual Distributor Margin shall be six percent (6%) plus one percent (1%) for working capital.

9.                                       Promotion and Information Expenditures. If Talecris terminates a Distributor prior to March 31, 2007, that Distributor shall spend the amounts on P&I required under Sections 6.1(ii) and 6.1(iii) of the Original Agreement for the duration of the Distributor Extended Term provided that P&I shall be prorated by multiplying P&I by a fraction, the numerator of which is the number of months in the Distributor Extended Term hereunder divided by twelve (12).

10.                                 Adjustment to Fixed SG&A Costs and Committed, Actual P&I Costs. If Talecris terminates a Distributor prior to March 31, 2007, such Distributor’s reimbursement for fixed SG&A costs and committed, actual P&I costs shall be adjusted pursuant to Section 6.1(iv) of the

Original Agreement on a pro rata 12 month basis for the number of months constituting the Extended Distributor Term.

11.                                 Bayer Vital Employees. Talecris shall offer employment to the employees listed in Annex 1 (attached hereto), such employment to commence upon the termination of Bayer Vital’s status as a Distributor. All offers of employment shall be at comparable or higher rate of base salary, wages and/or commissions and for a comparable job position, as an existence on the effective date of such termination and comply with the obligations of local law, if any. Upon execution of this Amendment by Talecris and Bayer, Bayer shall cause to be delivered to Talecris complete and true copies of the individual employment contracts for each of the employees listed in Annex 1. Talecris shall assume the obligations under such contracts from and after the date of transfer of any such employees to Talecris and shall assume any accrued pension obligations as to those employees who become employees of Talecris, in each case upon the termination of Bayer Vital’s status as a Distributor (the “Assumed Obligations”). Bayer and Talecris shall negotiate in good faith to reach an agreement to reimburse Talecris for any accrued pension obligations assumed by Talecris as a result of employing these and any other Bayer employees upon termination of Bayer Vital’s status as a Distributor.

12.                                 Regulatory and Other Support. Bayer and its Affiliates hereby designate Claudia Geis as the single point of contact that Talecris may utilize to coordinate transitional issues for Europe. This point of contact shall provide reasonable assistance to Talecris in support of its efforts to secure from Bayer, B.Biologicals or Distributors data or other information reasonably needed to allow Talecris to complete the transition of Distribution activities from Distributors to Talecris.

13.                                 Rosia. For the avoidance of doubt, the Rosia Phase I Agreement shall remain in full force and effect.

14.                                 Bayer Guaranty. Bayer hereby agrees to (i) cause each Distributor to duly execute and deliver an original copy of Exhibit K to this Amendment to Talecris. (ii) prior to the time any Distributor becomes a party to this Amendment by executing and delivering Exhibit K to Talecris, cause each Distributor to take any and all actions required by such Distributor under this Amendment, as if such Distributor was a party hereto, and (iii) prior to the time any Distributor becomes a party to this Amendment by executing and delivering Exhibit K to Talecris, assume the indemnification obligations of such Distributor pursuant to Article 16 of the Original Agreement as such provision applies to this Amendment, as if such Distributor was a party hereto.

15.                                 Insurance. Talecris maintains the product liability insurance coverage set forth at Exhibit L hereto. Talecris represents and warrants that such insurance is in full force and effect and covenants that such insurance will remain in full force and effect. Upon execution of this Agreement, Talecris shall cause Bayer and its Affiliates acting as Distributors hereunder to become additional insureds thereto and shall provide Bayer evidence thereof. The covenants contained herein shall survive indefinitely.

16.                                 Parties In Interest. The Original Agreement and this Amendment and all of the provisions thereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and it is not intended to confer upon any other person any rights or remedies other than persons eligible for indemnification in accordance with Section 11.

17.                                 Miscellaneous. All other provisions of the Original Agreement shall continue in accordance with the provisions of the Original Agreement. Each Party shall be responsible for all fees, costs, and expenses incurred by it in connection with the negotiation and execution of this Amendment.

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[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

TALECRIS BIOTHERAPEUTICS, INC.

By:
Name:
Title:

BAYER BIOLOGICALS S.R.L.

By:
Name:
Title:

Bayer Healthcare LLC is signing this Amendment solely to evidence its agreement that it will meet the obligations in Section 14 of this Amendment or any other provision of this Amendment or the Original Agreement where performance of this Amendment or the Agreement would require Bayer to take some action.

BAYER HEALTHCARE LLC

By:
Name:
Title: